Exhibit 99.1

Peapack-Gladstone Financial Corporation to Acquire Murphy Capital Management, Inc.

Bedminster, New Jersey – May 26, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank (the “Bank”), announced today that it entered into an agreement to acquire Gladstone, NJ-based Murphy Capital Management, Inc. (“MCM”). After up front transaction costs, the purchase will be immediately accretive to earnings.

Doug Kennedy, President and Chief Executive Officer of Peapack-Gladstone Bank commented, “We have found what we feel is the perfect match with MCM and are thrilled this leader in the wealth management space, that shares our geography, will partner with us by joining our private wealth management team.”

Founded in 1983 by John J. Murphy, with the vision of providing a highly personalized and focused approach to money management for individuals, MCM adheres to a highly sophisticated and objective method to creating wealth and providing the proper asset allocation and risk evaluation for clients who seek a personal and long-term financial relationship. MCM has approximately $850 million in assets under management.

“MCM’s advice-led business model is consistent with the vision of Peapack-Gladstone Bank and the commitment we have to providing objective, relationship-driven solutions that help individuals create a legacy by building, protecting and transitioning their wealth to future generations,” said John P. Babcock, President of Private Wealth Management at Peapack-Gladstone Bank. He continued, “John and his experienced partners will greatly add to our current investment team and we look forward to harnessing our combined expertise for the benefit of our clients.”

MCM offers a full suite of objective wealth management solutions, custom-tailored for high net worth individuals, businesses, corporations and not-for-profit organizations. The firm offers an expertise in setting asset allocation parameters, risk optimization, growth variables, income generation, and hedging strategies; managing joint, taxable, IRA and 401(k) rollovers, charitable remainder trusts and family trusts.

John J. Murphy, MCM Founder and Managing Partner stated, “We consider it a privilege to help our clients achieve their goals. We have, and always will, place our client’s welfare above all else, with integrity and objectivity at the foundation of each relationship. I believe Peapack-Gladstone Bank has that same mentality. Uniting our firms will enhance two already best-in-class, solutions-based organizations.”

With a current market value of approximately $3.8 billion under management and administration at March 31, 2017, the private wealth management division of Peapack-Gladstone Bank is one of the largest New Jersey-based trust company and asset managers, with offices in Bedminster, Morristown, Princeton and Teaneck, as well as a trust office in Greenville, Delaware.  The MCM transaction solidifies the Bank’s reputation as a leader in the private wealth management space and enhances its position as a premier boutique bank dedicated to providing customized, client-focused wealth management solutions for individuals, families and not-for-profit organizations.

Park Sutton Advisors LLC served as financial advisor and McElroy, Deutsch, Mulvaney & Carpenter LLP served as legal counsel to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.95 billion as of March 31, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, real estate professionals, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to realize expected revenue synergies from the MCM acquisition in the amounts or the timeframe anticipated;
•	inability to retain customers and employees of MCM;
•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

###

Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.